Exhibit 99.1

Kohl’s Reports Second Quarter Fiscal 2026 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—August 26, 2026— Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”) today reported results for the second quarter ended August 1, 2026.

•	Net sales decreased 0.9% and comparable sales decreased 0.9%

•	Gross margin increased 305 basis points

•	Diluted earnings per share (“EPS”) of $1.28 and a year to date EPS of $1.18

•	Raises full year 2026 financial outlook

•	Restarting share repurchase program

Michael Bender, Kohl’s Chief Executive Officer, said, “We are confident that the work we are executing is leading us in the right direction. Our second quarter results reflect the ongoing progress against our initiatives, leading to another improvement in our comparable sales trend. While we are encouraged with the momentum we have made thus far, we know there is critical work ahead of us.

Importantly, we have made significant strides in building a strong balance sheet through diligent operational focus across the organization. This provides us a critical foundation as we invest in the business, lead with value for our customers, and return capital to our shareholders. I would like to thank the entire Kohl’s team for their hard work and commitment to serving our customers every day.” Bender continued.

Second Quarter 2026 Results

Comparisons refer to the 13-week period ended August 1, 2026 versus the 13-week period ended August 2, 2025

•	Net sales decreased 0.9% year-over-year, to $3.3 billion, with comparable sales also down 0.9%.

•	Gross margin as a percentage of net sales was 43.0%, an increase of 305 basis points year-over-year.

•	Selling, general & administrative (SG&A) expenses decreased 0.9% year-over-year, to $1.2 billion. As a percentage of total revenue, SG&A expenses were 33.8%, consistent with the prior year.

•

Operating income was $261 million compared to $279 million in the prior year. As a percentage of total revenue, operating income was 7.4%, a decrease of 45 basis points year-over-year. Adjusted operating income was $161 million and 4.6% of total revenue in the prior year.(a)

•

Net income was $151 million, or $1.28 per diluted share. This compares to net income of $153 million, or $1.35 per diluted share and adjusted net income of $64 million, or $0.56 per adjusted diluted share, in the prior year.(a)

•	Inventory was $2.9 billion, a decrease of 3% year-over-year.

•	Operating cash flow was $552 million compared to $598 million in the prior year.

•	Tariff refunds of approximately $150 million were received in the quarter of which approximately $100 million flowed through gross margin.

Six Months Fiscal Year 2026 Results

Comparisons refer to the 26-week period ended August 1, 2026 versus the 26-week period ended August 2, 2025

•	Net sales decreased 1.2% year-over-year, to $6.3 billion, with comparable sales down 1.0%.

•	Gross margin as a percentage of net sales was 41.5%, an increase of 162 basis points.

•	Selling, general & administrative expenses decreased 1.3% year-over-year, to $2.3 billion. As a percentage of total revenue, SG&A expenses were 34.9%, an increase of 6 basis points year-over-year.

•

Operating income was $307 million compared to $339 million in the prior year. As a percentage of total revenue, operating income was 4.6%, a decrease of 41 basis points year-over-year. Adjusted operating income was $221 million and 3.3% of total revenue in the prior year. (a)

•

Net income was $137 million, or $1.18 per diluted share. This compares to net income of $139 million, or $1.23 per diluted share, in the prior year and adjusted net income of $50 million, or $0.44 per adjusted diluted share, in the prior year. (a)

•

Long-term debt decreased $195 million to the prior year, primarily driven by $113 million of debt repurchased at a discount of $15 million in 2026 and $87 million of debt repurchases in the prior year.

•	Operating cash flow was $478 million compared to $506 million in the prior year.

(a)

Non-GAAP financial measures: Please see the “RECONCILIATION OF NON-GAAP FINANCIAL MEASURES” for a reconciliation of adjusted operating income to operating income, adjusted net income to net income, and adjusted diluted earnings per share to diluted earnings per share.

2026 Financial and Capital Allocation Outlook

The Company raises its guidance and includes the benefit of IEEPA Tariff refunds received in the second quarter. For the full year 2026, the Company now expects the following:

•	Net sales and Comparable sales: A decrease of (1.5%) to flat

•	Adjusted Operating margin: In the range of 3.5% to 4.0% (b)

•	Adjusted Diluted EPS: In the range of $1.80 to $2.40 (b)

•	Capital Expenditures: In the range of $350 million to $400 million

•

Dividend: On August 18, 2026, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.125 per share. The dividend is payable September 23, 2026 to shareholders of record at the close of business on September 9, 2026.

•	Share Repurchase Program: Restarting share repurchases of up to $100 million in 2026 under existing $3 billion authorization

(b)

Non-GAAP financial measures: The Company provides adjusted operating margin and adjusted diluted earnings per share on a non-GAAP basis and does not provide a reconciliation of the Company’s forward looking guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Second Quarter 2026 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on August 26, 2026. A webcast of the conference call and the related presentation materials will be available via the Company’s website at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2026 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K and Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2026, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

This press release contains certain financial measures that are not prepared in accordance with generally accepted accounting principles (GAAP), including adjusted operating income, adjusted net income, and adjusted diluted earnings per share. These non-GAAP financial measures are provided as additional insight into our operational performance and do not purport to be substitutes for, or superior to, operating income, net income, or diluted earnings per share as a measure of operating performance. We believe these adjusted measures are useful, as they are more representative of our core business, enhance comparability across reporting periods and to industry peers, and align with the measures used by management to evaluate the Company’s performance. We caution investors that non-GAAP measures should not be viewed in isolation and should be evaluated in addition to, and not as an alternative for, our results reported in accordance with GAAP. Because companies may use different calculation methods, these measures may not be comparable to other similarly titled measures reported by other companies. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in this release.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Trevor Novotny, (262) 703-1617, trevor.novotny@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in Millions, Except per Share Data)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$3,318	$3,347	$6,316	$6,396
Other revenue	197	199	366	383

Total revenue	3,515	3,546	6,682	6,779
Cost of merchandise sold	1,893	2,011	3,695	3,845
Gross margin rate	43.0%	39.9%	41.5%	39.9%
Operating expenses:
Selling, general, and administrative	1,188	1,199	2,333	2,363
As a percent of total revenue	33.8%	33.8%	34.9%	34.9%
Depreciation and amortization	173	175	347	350
Impairments, store closing, and other costs	—	11	—	11
(Gain) on legal settlement	—	(129)	—	(129)

Operating income	261	279	307	339
Interest expense, net	63	78	126	154

Income before income taxes	198	201	181	185
Provision for income taxes	47	48	44	46

Net Income	$151	$153	$137	$139

Average number of shares:
Basic	113	112	113	112
Diluted	118	114	117	113
Earnings per share:
Basic	$1.34	$1.37	$1.22	$1.24
Diluted	$1.28	$1.35	$1.18	$1.23

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in Millions, Except per Share Data)	Operating Income	Net Income	Diluted Earnings per Share
Three Months Ended August 1, 2026
GAAP	$261	$151	$1.28
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$261	$151	$1.28

Three Months Ended August 2, 2025
GAAP	$279	$153	$1.35
Impairments, store closing, and other costs	11	11	0.10
(Gain) on legal settlement	(129)	(129)	(1.14)
Income tax impact of items noted above	—	29	0.25

Adjusted (non-GAAP)	$161	$64	$0.56

Six Months Ended August 1, 2026
GAAP	$307	$137	$1.18
Impairments, store closing, and other costs	—	—	—
(Gain) on legal settlement	—	—	—
Income tax impact of items noted above	—	—	—

Adjusted (non-GAAP)	$307	$137	$1.18

Six Months Ended August 2, 2025
GAAP	$339	$139	$1.23
Impairments, store closing, and other costs	11	11	0.10
(Gain) on legal settlement	(129)	(129)	(1.14)
Income tax impact of items noted above	—	29	0.25

Adjusted (non-GAAP)	$221	$50	$0.44

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	August 1, 2026	August 2, 2025
Assets
Current assets:
Cash and cash equivalents	$821	$174
Merchandise inventories	2,913	2,994
Other	285	306

Total current assets	4,019	3,474
Property and equipment, net	6,661	7,113
Operating leases	2,297	2,363
Other assets	433	441

Total assets	$13,410	$13,391

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,418	$1,134
Accrued liabilities	1,090	1,159
Borrowings under revolving credit facility	—	75
Current portion of:
Finance leases and financing obligations	92	84
Operating leases	96	96

Total current liabilities	2,696	2,548
Long-term debt	1,325	1,520
Finance leases and financing obligations	2,295	2,409
Operating leases	2,613	2,672
Deferred income taxes	70	54
Other long-term liabilities	243	261
Shareholders’ equity:	4,168	3,927

Total liabilities and shareholders’ equity	$13,410	$13,391

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
(Dollars in Millions)	August 1, 2026	August 2, 2025
Operating activities
Net income	$137	$139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	347	350
Share-based compensation	19	17
Deferred income taxes	(21)	28
Impairments, store closing, and other costs	—	11
Non-cash lease expense	44	43
Other non-cash items	(9)	3
Changes in operating assets and liabilities:
Merchandise inventories	(166)	(48)
Other current and long-term assets	3	31
Accounts payable	247	93
Accrued and other long-term liabilities	(77)	(105)
Operating lease liabilities	(46)	(56)

Net cash provided by operating activities	478	506

Investing activities
Acquisition of property and equipment	(146)	(200)
Proceeds from sale of property and equipment	—	21
Other	(7)	—

Net cash used in investing activities	(153)	(179)

Financing activities
Proceeds from issuance of debt, net of discount	—	357
Deferred financing costs	—	(8)
Net repayments under revolving credit facility	—	(215)
Shares withheld for taxes on vested restricted shares	(8)	(4)
Dividends paid	(28)	(28)
Repayment of long-term borrowings	(113)	(353)
Discount on redemption of debt	15	—
Finance lease and financing obligation payments	(44)	(46)
Proceeds from financing obligations	—	10

Net cash used in financing activities	(178)	(287)

Net increase in cash and cash equivalents	147	40
Cash and cash equivalents at beginning of period	674	134

Cash and cash equivalents at end of period	$821	$174